Exhibit 99.1

Max Re Establishes Aviation Insurance Unit

HAMILTON, Bermuda, Sept. 19, 2006. Max Re Capital Ltd. (Nasdaq: MXRE) (BSX: MXRE BH) announced today that its subsidiary, Max Re Ltd., has increased its product offerings by the formation of a dedicated aviation insurance unit that will operate from the company’s Dublin offices.

This business will be led by Olivier Marre, Senior Vice President — Aviation Insurance, and will provide aviation insurance on a worldwide basis to airlines and aircraft products manufacturers. Mr. Marre has more than 10 years of aviation underwriting experience with La Réunion Aérienne, most recently serving as General Manager of underwriting, accounting and claims for both its Paris and London offices.

“Aviation reinsurance has been a core business of Max Re for four years and we are pleased to now offer aviation insurance as a complementary product line. Olivier brings a wealth of experience that will serve the Company well as we enter this business,” said Robert J. Cooney, Chairman, President and CEO.

Max Re Capital Ltd. through its principal operating subsidiaries, Max Re Ltd., Max Insurance Europe Limited and Max Re Europe Limited, offers insurance and reinsurance products to property and casualty insurers, life and health insurers and large corporations.

The above remarks about future expectations, plans and prospects from the Company are forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements, including the risk that the SEC’s view of the conclusions reached by the Audit and Risk Management Committee of the Company’s Board of Directors in connection with the internal review of three finite risk retrocessional contracts written in 2001 and 2003, which caused the Company to conclude that a restatement of the Company’s audited financial statements for the years ended December 31, 2005, 2004, 2003, 2002 and 2001 was warranted, may differ, perhaps materially. For further information regarding cautionary statements and factors affecting future results, please refer to documents filed by the Company with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Reports on Form 10-Q for the periods ending March 31, 2006 and June 30, 2006. The Company undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

SOURCE Max Re Capital Ltd.

CONTACT: Keith S. Hynes, Executive Vice President & Chief Financial Officer,

+1-441-296-8800, or

keithh@maxre.bm, or

N. James Tees, Senior Vice President & Treasurer,

+1-441-296-8800, or

jimt@maxre.bm,

both of Max Re Capital